CREDIT AGREEMENT



                          DATED AS OF NOVEMBER 12, 2002



                                      AMONG



                                BAX GLOBAL INC.,
                             BRINK'S, INCORPORATED,
                       AND CERTAIN OF THEIR SUBSIDIARIES,
                                  AS BORROWERS,



                              THE PITTSTON COMPANY,
                                  AS GUARANTOR,



                                       AND



                      BAYERISCHE HYPO- UND VEREINSBANK AG,
                                     AS BANK

                                TABLE OF CONTENTS


 ARTICLE I DEFINITIONS..................................................1

 1.01 Defined Terms.....................................................1
 1.02 Accounting Principles............................................14

ARTICLE II LOANS

  2.01 Amounts and Terms of Commitment..................................14
  2.02 Procedure for Incurring Loans....................................15
  2.03 Conversion and Continuation Elections
  with Respect to Outstanding Loans.....................................16
  2.04 Termination or Reduction of the Commitment by BAX and Brink's....16
  2.05 Optional Prepayments.............................................17
  2.06 Repayment of Principal...........................................17
  2.07 Interest.........................................................18
  2.08 Fees.............................................................19
  2.09 Computation of Fees and Interest.................................20
  2.10 Payments by the Borrowers........................................20
  2.11 Lending Office...................................................20
  2.12 Extension of the Termination Date................................21
  2.13 Certain Obligations Joint and Several............................21

  ARTICLE III LETTERS OF CREDIT.........................................21

  3.01 The Letters of Credit Commitment.................................21
  3.02 Terms of the Letters of Credit...................................22
  3.03 Procedure for Issuance of the Letters of Credit..................22
  3.04 Drawings and Reimbursements......................................23
  3.05 Reimbursement Obligations Absolute...............................23

  ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY.....................24

  4.01  Taxes...........................................................24
  4.02  Illegality......................................................26
  4.03  Increased Costs and Reduction of Return; Additional
        Interest on LIBO Rate Loans.....................................26
  4.04  Funding Losses..................................................27
  4.05  Inability to Determine Rates....................................28
  4.06  Certificate of the Bank.........................................28
  4.07  Survival........................................................28

        ARTICLE V CONDITIONS PRECEDENT..................................28

  5.01  Conditions to Effectiveness of this Agreement...................28
  5.02  Conditions to Subsequent Advances...............................30
  5.03  Conditions for Participation by Additional Covered Subsidiaries.30

        ARTICLE VI REPRESENTATIONS AND WARRANTIES.......................32

  6.01  Corporate Existence.............................................32
  6.02  Non-Contravention...............................................32
  6.03  No Consent......................................................32
  6.04  Binding Obligations.............................................32
  6.05  Title to Properties.............................................32
  6.06  Subsidiaries....................................................32
  6.07  Financial Statements............................................33
  6.08  Litigation......................................................33
  6.09  Taxes...........................................................33
  6.10  ERISA...........................................................33
  6.11  No Default......................................................34
  6.12  Federal Reserve Regulations.....................................34
  6.13  Investment Company Act..........................................34
  6.14  Environmental Matters...........................................34
  6.15  Priority of Debt................................................35
  6.16  Accuracy and Completeness of Information........................35

        ARTICLE VII COVENANTS...........................................35

  7.01  Post-Effective Date Transactions................................35
  7.02  Affirmative Covenants...........................................36
  7.03  Negative Covenants..............................................36
  7.04  Reporting Requirements of the Guarantor.........................42
  7.05  Additional Requirements of the Guarantor and the Borrowers......44

        ARTICLE VIII EVENTS OF DEFAULT..................................44

  8.01  Event of Default................................................44
  8.02  Remedies........................................................46
  8.03  Rights Not Exclusive............................................47

        ARTICLE IX MISCELLANEOUS........................................47

  9.01  Amendments and Waivers..........................................47
  9.02  Notices.........................................................47
  9.03  No Waiver; Cumulative Remedies..................................48
  9.04  Costs and Expenses..............................................48
  9.05  Indemnities.....................................................48
  9.06  Successors and Assigns..........................................49
  9.07  Assignments and Participations..................................49
  9.08  Confidentiality.................................................50
  9.09  Counterparts....................................................50
  9.10  Severability....................................................50
  9.11  Governing Law and Jurisdiction..................................51
  9.12  Waiver of Jury Trial............................................51
  9.13  Inconsistencies with Other Documents............................51
  9.14  Entire Agreement................................................52


                                    SCHEDULES

Schedule 9.02                 Addresses for Notices

                                    EXHIBITS

Exhibit A     Election to Participate for BAX Covered Subsidiaries
Exhibit B     Election to Participate for Brink's Covered Subsidiaries
Exhibit C     Guaranty
Exhibit D-1   Indemnity and Waiver Request for BAX Covered Subsidiary
Exhibit D-2   Indemnity and Waiver Request for Brink's Covered Subsidiary

                                       41
                                CREDIT AGREEMENT

         This CREDIT AGREEMENT is entered into as of November 12, 2002 among (i) BAX GLOBAL INC., a Delaware corporation ("BAX"), (ii) BRINK'S, INCORPORATED, a Delaware corporation ("Brink's"), (iii) the following subsidiaries of Brink's (collectively, the "Brink's Covered Subsidiaries"): BRINK'S DEUTSCHLAND GMBH, a German limited liability company, BRINK'S BETEILIGUNGSGESELLSCHAFT MBH, a German limited liability company, BRINK'S DIAMOND & JEWELRY SERVICE NV, a Belgium corporation, BRINK'S NEDERLAND B.V., a Dutch corporation, and BRINK'S AUSTRALIA PTY LTD., an Australian corporation (BAX, the BAX Covered Subsidiaries, Brink's, the Brink's Covered Subsidiaries and any other Covered Subsidiaries that hereafter become party hereto are hereinafter referred to collectively as the "Borrowers" and sometimes individually as a "Borrower"), (v) THE PITTSTON COMPANY, a Virginia corporation (the "Guarantor"), and (vi) BAYERISCHE HYPO- UND VEREINSBANK AG (the "Bank").

         WHEREAS, to finance working capital needs and capital expenditures, and for other general corporate purposes, the Borrowers wish to establish with the Bank a two-year revolving credit facility providing for revolving loans and letters of credit of up to $35,000,000 in the aggregate maximum amount at any time outstanding, and the Bank is willing to establish such credit facility on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I
                                   DEFINITIONS

     1.01 DEFINED TERMS. In addition to the terms defined in the recitals to this Agreement, the following terms have the following meanings:

                  "Advances" has the meaning assigned thereto in Section 2.01.

                  "Affiliate" means any Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, the Bank, including, without limitation, foreign offices of the Bank.

                  "Agreement" means this Credit Agreement, as it may be amended, supplemented or modified from time to time hereafter.

                  "Applicable LT Rating" means as to each of Moody's and S&P, its rating of the Guarantor's senior, unsecured, long-term, non-credit-enhanced debt for borrowed money (or of the unsecured long-term debt of any other Person, the rating of which by Moody's and S&P is based upon a senior, unsecured, non-credit-enhanced guarantee by the Guarantor).

                  "Applicable Percentage" means, for purposes of calculating (a) the interest rate applicable to Loans under Section 2.07, (b) the Facility Fee under Section 2.08(a) or (c) the L/C Fees under Section
         2.08(b), the applicable percentage set forth in the following tables opposite the Applicable LT Rating:

------------ ------------------ ------------------ ---------------------------------- -----------------------
PRICING      APPLICABLE LT                         LOANS AND FEES FOR FINANCIAL       FEES FOR PERFORMANCE
LEVEL        RATING             FACILITY FEE       LETTERS OF CREDIT                  LETTERS OF CREDIT
------------ ------------------ ------------------ ---------------------------------- -----------------------
------------ ------------------ ------------------ ---------------------------------- -----------------------
I            A-/A3 or above     0.125%                   0.50%                        0.3225%
------------ ------------------ ------------------ ---------------------------------- -----------------------
------------ ------------------ ------------------ ---------------------------------- -----------------------
II           BBB+/Baa1          0.15%                    0.725%                       0.485%
------------ ------------------ ------------------ ---------------------------------- -----------------------
------------ ------------------ ------------------ ---------------------------------- -----------------------
III          BBB/Baa2           0.1625%                  0.9625%                      0.6375%
------------ ------------------ ------------------ ---------------------------------- -----------------------
------------ ------------------ ------------------ ---------------------------------- -----------------------
IV           BBB-/Baa3          0.225%                   1.15%                        0.765%
------------ ------------------ ------------------ ---------------------------------- -----------------------
------------ ------------------ ------------------ ---------------------------------- -----------------------
V            BB+/Ba1            0.30%                    1.325%                       0.885%
------------ ------------------ ------------------ ---------------------------------- -----------------------
------------ ------------------ ------------------ ---------------------------------- -----------------------
VI           BB/Ba2 or below    0.40%                    1.475%                       0.9825%
------------ ------------------ ------------------ ---------------------------------- -----------------------

                  For purposes of the foregoing, (i) if the Applicable LT Ratings established by Moody's and S&P differ but correspond to consecutive Pricing Levels, then the Pricing Level with the lower number (i.e., corresponding to the better rating) shall apply (i.e., if Moody's and S&P's Applicable LT Ratings correspond to Pricing Level I and Pricing Level II, then Pricing Level I shall apply), and (ii) if the Applicable LT Ratings established by Moody's and S&P differ but correspond to non-consecutive Pricing Levels, then the Pricing Level with a higher number (i.e., corresponding to the worse rating) minus one shall apply (i.e., if Moody's and S&P's Applicable LT Ratings correspond to Pricing Levels I and IV, then Pricing Level III shall apply).

                  The Applicable Percentage shall be adjusted on the date five
         (5) Business Days after the date of any change in the Applicable LT Ratings. Each Applicable Percentage shall be effective from such adjustment date until the next such adjustment date. Adjustments in the Applicable Percentages shall be effective as to existing Advances as well as any new Advance made thereafter.

                  "Approved Currencies" means Dollars and other currencies as are available to be lent to a Borrower by the Lending Office and which are freely transferable and convertible into Dollars.

                  "Assignee" has the meaning assigned thereto in Section 9.07.

                  "Bank" has the meaning assigned thereto in the preamble.

                  "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (12 U.S.C.ss.101, et seq.).

                  "Base Rate" means the higher of:

                           (a) the rate of interest publicly announced from time
                  to time by the Bank as its "reference rate" or its "prime rate" (which publicly announced rate is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate); and

                           (b) one-half percent per annum above the latest Federal Funds Rate.

                  Any change in the reference rate or prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

                  "BAX" has the meaning assigned thereto in the preamble.

                  "BAX Covered Subsidiaries" means the BAX Covered Subsidiaries listed in the recitals to this Agreement, and any other Subsidiary of BAX as to which an executed Election to Participate in the form of Exhibit A hereto shall have been delivered to and approved by the Bank in accordance with Section 5.03.

                  "Borrower" has the meaning assigned thereto in the preamble.

                  "Brink's" has the meaning assigned thereto in the preamble.

                  "Brink's Covered Subsidiaries" means the Brink's Covered Subsidiaries listed in the recitals to this Agreement, and any other Subsidiary of Brink's as to which an executed Election to Participate in the form of Exhibit B hereto shall have been delivered to and approved by the Bank in accordance with Section 5.03.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Munich, Germany or the relevant Lending Office are authorized or required by law to close.

                  "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                  "Capital Lease" means any lease of property which should be capitalized on the lessee's balance sheet in accordance with GAAP; and "Capital Lease Obligation" means the amount of the liability so capitalized.

                  "Change in Control" shall be deemed to have occurred if (i) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act, as amended) shall obtain, directly or indirectly, beneficially or of record, ownership or control in one or more series of transactions of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Guarantor, provided that such person or group of persons shall be deemed to have obtained such ownership or control on the date thirty days after the date that such person or group of persons actually obtains such ownership or control; (ii) a majority of the seats on the board of directors of the Guarantor shall be occupied by persons other than (x) directors of the Guarantor on the date of this Agreement or (y) directors initially nominated or appointed by action of the board of directors of the Guarantor; or
         (iii) there shall have occurred, under any indenture or other instrument evidencing Debt of the Guarantor or any Restricted Subsidiary for borrowed money in excess of $25,000,000, a "change in control" or similar event (as defined in such indenture or other instrument evidencing such Debt) beyond any grace period permitted therein obligating the Guarantor or any Restricted Subsidiary to repurchase, redeem or repay all or any part of such Debt or any capital stock provided for therein.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Commercial Letter of Credit" means a documentary letter of credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by a Borrower or any Covered Subsidiary in the ordinary course of its business.

                  "Commitment" means the commitment of the Bank under this Agreement to make Advances in an aggregate principal amount not to exceed $35,000,000, as such amount may be reduced from time to time pursuant to Section 2.01(a), Section 2.01(b) or Section 2.04(a).

                  "Consolidated Debt", "Consolidated Lease Rentals", and "Consolidated Net Worth" means the Debt, Lease Rentals and Net Worth, as the case may be, of the Guarantor and its Restricted Subsidiaries, if any, all consolidated in accordance with GAAP and after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

                  "Consolidated EBITDA" shall mean, for the Guarantor and its Restricted Subsidiaries for any period, an amount equal to the sum of
         (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, depletion and amortization, and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

                  "Consolidated Interest Expense" means, for any period, as applied to the Guarantor and its Restricted Subsidiaries, all interest expense (whether paid or accrued) and capitalized interest, including without limitation (a) the amortization of debt discount and premium,
         (b) the interest component under Capital Leases, and (c) the implied interest component, discount or other similar fees or charges in connection with any asset securitization program in each case determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

                "Consolidated Net Income" means, for any period, the net income, after taxes, of the Guarantor and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, but excluding, to the extent reflected in determining such net income, (a) any extraordinary gains and losses for such period, (b) for any period ending before January 1, 2003, any loss arising from or relating to the initial classification of any portion of the Pittston Minerals Group, Inc., and its Subsidiaries as discontinued operations and any subsequent adjustments associated with the disposition of such discontinued operations, (c) any non-cash impairment, write-down or write-off in the book value of any assets, and (d) any non-cash loss in connection with the disposition of any assets.

                  "Consolidated Net Worth" means, as of any date, as applied to the Guarantor and its Restricted Subsidiaries, shareholders' equity or net worth as determined and computed on a consolidated basis in accordance with GAAP after giving effect to any outside minority interests in the Restricted Subsidiaries, provided that in determining "Consolidated Net Worth" there shall be (a) included any issuance of preferred stock by the Guarantor and (b) excluded (i) any extraordinary gains or losses, (ii) any loss arising from or related to the initial classification of any portion of the Pittston Minerals Group, Inc., and its Subsidiaries as discontinued operations and any subsequent adjustment associated with the disposition of such discontinued operations, (iii) any non-cash impairment, write-down or write-off in the book value of any assets (including any reduction in shareholders' equity in connection with a reduction in the value of a prepaid Plan or foreign pension plan), and (iv) any loss in connection with the disposition of assets.

                  "Contaminant" shall mean any waste, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum derived substance or waste, including any such pollutant, material, substance or waste regulated under any Environmental Law.

                  "Control", "Controlling" and "Controlled" means the power, direct or indirect, of one Person to direct or cause the direction of the management and policies of another, whether by contract, through voting securities or otherwise.

                  "Covered Subsidiaries" means the BAX Covered Subsidiaries and the Brink's Covered Subsidiaries.


                  "Debt" of any Person means all obligations which would, in accordance with GAAP, be classified upon its balance sheet as debt, and in any event includes any Capital Lease Obligation and all debt of any other Person:

                           (a) guaranteed, directly or indirectly in any manner,
                  by the Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse or debt which has the substantially equivalent or similar economic effect of being guaranteed by the Person, or of otherwise making the Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, the debt, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, primarily for the purpose of enabling such other Person to pay the debt or to assure the owner of the debt against loss, regardless of the delivery or nondelivery of the property, products, materials or supplies, or transportation or services or (iii) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person, it being expressly understood and agreed, however, the Lease Rentals under Leases shall not be considered Debt; or

                           (b) secured by an Encumbrance in respect of property
                  owned by the Person even through the Person has not assumed or become liable for the payment of such debt.

                  "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied) constitute an Event of Default.

                  "Dollars", "dollars" and "$" each mean lawful money of the United States.

                  "Dollar Equivalent" means (a) in relation to an amount denominated in Dollars, the amount thereof and (b) in relation to an amount denominated in any Approved Currency other than Dollars, the amount of Dollars that can be purchased with such Approved Currency at the spot rate of exchange determined by the Bank in accordance with its customary practices on the date of determination.

                  "Effective Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Bank.

                  "Encumbrance" means, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lender or other secured party to or of the Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of the Person, or the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgements, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum products, or toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, or toxic or hazardous substances or wastes or the clean up or other remediation thereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity or trade or business, whether or not incorporated, that, together with any Borrower, is treated as a single employer under Section 414 of the Code.

                  "Extension Request" shall have the meaning assigned thereto in
         Section 2.12.

                  "Event of Default" means any of the events or circumstances specified in Section 8.01.

                  "Facility Fee" has the meaning assigned thereto in Section 2.08(a).

                  "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

                  "Financial Letter of Credit" has the meaning assigned thereto in Section 3.01(a).

                  "GAAP" means United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the United States accounting profession, which are applicable to the circumstances as of the date of determination.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Guarantor Credit Agreement" means that certain $350,000,000 Credit Agreement, dated as of September 6, 2002 among the Guarantor (as borrower), the lenders party thereto, Fleet National Bank, as a co-arranger and documentation agent, Wachovia Bank, National Association and The Bank Of Nova Scotia, as co-arrangers and syndication agents, and JPMorgan Chase Bank, as administrative agent, as it may be amended, supplemented or otherwise modified from time to time hereafter.

                  "Guarantor" has the meaning assigned thereto in the preamble.

                  "Guaranty" means the Guaranty of the Guarantor, substantially in the form of Exhibit C hereto.

                  "Hedging Agreements" means interest rate protection agreements, foreign currency exchange agreements, other interest or exchange rate hedging, cap or collar arrangements or arrangements designed to protect the Guarantor or any of its Subsidiaries against fluctuations in the prices of commodities.

                  "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; and, in each case, undertaken under United States federal or State or foreign law, including the Bankruptcy Code.

                  "Interest Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters ending as of such day.

                  "Interest Payment Date" means (i) with respect to all Loans, the Termination Date, (ii) with respect to LIBO Rate Loans, the last day of the Interest Period applicable to each such Loan, and, if any such Interest Period exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period, and (iii) with respect to Base Rate Loans and Optional Rate Loans, the last Business Day of each calendar quarter.

                  "Interest Period" means, with respect to any LIBO Rate Loan, the period commencing on the Business Day such Loan is disbursed, continued or converted to a Base Rate Loan or Optional Rate Loan, and in each case ending on the date one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion or continuation, provided that:

                           (i)i if any Interest Period would otherwise end on a
                  day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

                           (ii)ii any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

                  "Labor Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgements and orders relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

                  "L/C Application" has the meaning assigned thereto in Section 3.03(b).

                  "L/C Fee" has the meaning assigned thereto in Section 2.08(b).

                  "L/C Related Documents" has the meaning assigned thereto in
Section 3.05(a).

                  "Lease" means a lease, other than a Capital Lease, of real or personal property; and "Lease Rentals" for any period means the sum of the rental and other obligations to be paid by the lessee under a Lease during the remaining term of such Lease (excluding any extension or renewal thereof at the option of the lessor or the lessee unless such option has been exercised), excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessment, water rater and similar charges.

                  "Lending Office" has the meaning assigned thereto in Section 2.11.

                  "Letter of Credit" means any stand-by letter of credit issued by a Lending Office pursuant to Section 3.03 and may be a Financial Letter of Credit or a Performance Letter of Credit.

                  "Letter of Credit Obligations" means, in respect of any Letter of Credit as at any date of determination, the sum of (a) the maximum aggregate amount which is then available to be drawn under such Letter of Credit plus (b) the aggregate amount of all Reimbursement Obligations then outstanding with respect to such Letter of Credit.

                  "Leverage Ratio" means, as of any date, the ratio of (a) the sum of (i) Consolidated Debt as of such date, plus (ii) the amount by which (A) the aggregate amount, as of the preceding December 31 (or as of such date, if such date is December 31), of Consolidated Lease Rentals under noncancellable Leases entered into by the Guarantor or any of its Restricted Subsidiaries, discounted to present value at 10% and net of aggregate minimum noncancellable sublease rentals, determined on a basis consistent with Note 12 to the Guarantor's consolidated financial statements at and for the period ended December 31, 2001, included in the Guarantor's 1992 Annual Report to shareholders, exceeds (B) $350,000,000, to (b) the sum of (i) the amount determined pursuant to clause (a), plus (ii) Consolidated Net Worth as of such date.

                  "LIBO Rate" means, for each Interest Period in respect of any LIBO Rate Loan:

                           (a) the rate per annum (carried out to the fifth
                  decimal place) equal to the rate determined by the relevant Lending Office to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                           (b) in the event the rate referenced in the preceding
                  subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                           (c) in the event the rates referenced in the
                  preceding subsections (a) and (b) are not available, the rate per annum determined by the Bank as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable LIBO Rate Loan and with a term equivalent to such Interest Period would be offered by the Bank's London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "LIBO Rate Loan" means a Loan that bears interest based on the LIBO Rate.

                  "Loan" means an advance of funds by a Lending Office to a Borrower pursuant to Section 2.02, and may be a Base Rate Loan, an Optional Rate Loan or a LIBO Rate Loan.

                  "Loan Documents" means this Agreement and all documents delivered to the Bank or any Lending Office in connection herewith, including without limitation, the Notes, the Guaranty, any L/C Related Documents and any other documentation executed at the request of any Lending Office, all as may be amended, restated or modified.

                  "Long Term Debt" of any Person means all Debt which would, in accordance with GAAP, be classified upon its balance sheet as long term debt, excluding any portion thereof which would, in accordance with GAAP, be classified thereon as a current liability, and in any event includes (a) any obligation for borrowed money outstanding under a revolving credit or similar agreement providing for borrowing (and renewals and extensions thereof) over a period of more than one year after the creation of such agreement notwithstanding that any obligation thereunder may be payable on demand or within one year after the creation thereof, (b) any Capital Lease Obligation and (c) any guarantee or equivalent or similar obligation under any agreement specified in subsection (a) of the definition of Debt with respect to Debt of another Person of the kind otherwise described in this definition.

                  "Margin Stock" shall have the meaning given such term in Regulation U promulgated by the Federal Reserve Board.

                  "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon the financial condition or results of operations of the Guarantor and its Restricted Subsidiaries taken as a whole that would impair the Borrowers' and the Guarantor's ability to perform their respective obligations under this Agreement and the Guaranty.

                  "Maturity Date" means November 12, 2004.

                  "Minority Owned Borrower" has the meaning assigned thereto in
Section 2.01(b).

                  "Moody's" means Moody's Investors Service, Inc.


                  "Multiemployer Plan" shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate contributes or has, on or after September 25, 1980, between obligated to contribute.

                  "Munich Office" means the Bank's office in Munich, Germany at the address set forth in Section 9.02 hereof.

                  "Net Worth" of any Person means, at any time, its shareholders' equity at such time determined in accordance with GAAP, provided that in determining "Net Worth" there shall be included any issue of preferred stock of such Person and, further provided that, in determining "Net Worth" there shall be disregarded (i) any non-cash write-down or write-off in the book value of any asset, (ii) any loss on the sale of any asset or (iii) any change in shareholders' equity attributable to a change in GAAP or the Guarantor's initial implementation of a generally accepted accounting principle or a Financial Accounting Standard issued by the Financial

         Accounting Standards Board, all after December 31, 1993.

                  "New York Office" means the Bank's office in New York, New York. "Note" has the meaning assigned thereto in Section 2.01(c).

                  "Obligations" means all Loans, Letter of Credit Obligations and other indebtedness, advances, Debts, liabilities, obligations, covenants and duties owing by a Borrower to the Bank, any Lending Office or any other Person required to be indemnified by that Borrower under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Loan Document, whether arising under, out of, or in connection with, any checks, notes, drafts, bills of exchange, acceptances, orders, instruments of guarantee and indemnity or other instruments for the payment of money, or in any other manner, and also including any other document made, delivered or given in connection therewith, and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, of any Borrower to the Bank or any Lending Office arising under any Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Bank, including, without limitation, allocated costs of staff counsel) or otherwise, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

                  "Optional Rate" means as to any Optional Rate Loan a rate of interest per annum to be determined at the time a Borrower gives a notice of borrowing for an Optional Rate Loan, which may be a fixed rate or a variable rate, and which shall be at a mutually agreeable margin over the cost to the applicable Lending Office to obtain Dollars or the Approved Currency in the jurisdiction in which the Optional Rate Loan is to be made.

                  "Optional Rate Loan" means any Loan requested by a Borrower which does not exceed $1,000,000, which is to be borrowed for a term that does not correspond to any available Interest Period or which otherwise bears interest at a rate negotiated by a Borrower and the Bank.

                  "Performance Letter of Credit" has the meaning assigned thereto in Section 3.01(a).

                  "Performance Letter of Credit Sublimit" means $3,000,000, as such sublimit may be increased or reduced from time to time.

                  "Person" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Plan" shall mean a pension plan within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA which any Borrower or any ERISA Affiliate maintains or to which any Borrower or any ERISA Affiliate contributes other than a Multiemployer Plan.

                  "Reimbursement Obligation" means in respect of any Letter of Credit at any date of determination, the aggregate amount of all drawings under such Letter of Credit honored by the issuing Lending Office and not theretofore reimbursed by the relevant Borrower or by the Guarantor.

                  "Reportable Event" shall have the meaning attributed thereto in Section 4043 of ERISA but shall not include any event for which the 30-30 requirement in Section 4043 of ERISA has been waived under regulations of the PBGC.

                  "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a court or an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

                  "Responsible Officer" means the chief executive officer, president, chief financial officer or treasurer of a Borrower or the Guarantor, or any other officer having substantially the same authority and responsibility.

                  "Restricted Subsidiary" means any Person which is defined as a "Restricted Subsidiary" from time to time pursuant to the Guarantor Credit Agreement.

                  "Sale and Leaseback Transaction" means the sale by the Guarantor or a Restricted Subsidiary to any Person (other than the Guarantor or a Restricted Subsidiary) of any property or asset and, as part of the same transaction or series of transactions, the leasing as lessee by the Guarantor or any Restricted Subsidiary of the same or another property or asset which it intends to use for substantially the same purpose.

                  "S&P" means Standard & Poor's Ratings Services.
                   ---

                  "Subsidiary" of a Person means (i) any corporation of which more than 50% of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors of such corporation (irrespective or whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, or (ii) any limited liability company of which more than 50% of the outstanding equity interests is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

                  "Taxes" has the meaning assigned thereto in Section 4.01(a).

                  "Termination Date" has the meaning assigned thereto in Section 2.01.

     "United States" and "U.S." each means the United States of America.


                  "Withholding Taxes" has the meaning assigned thereto in
Section 4.01(a).

1.02     ACCOUNTING PRINCIPLES.
         ---------------------

     (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to
Section 7.04 (or, prior to the delivery of the first financial statements pursuant to Section 7.04, consistent with the annual audited financial statements referenced in Section 6.07); provided, however, if (a) the Guarantor shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Bank shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Guarantor to the Bank as to which no such objection shall have been made.

     (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Guarantor.

                                    ARTICLE II
                                      LOANS

2.01 AMOUNTS AND TERMS OF COMMITMENT. The Bank agrees to make available to the Borrowers (upon the request of BAX, in the case of the BAX Covered Subsidiaries, or Brink's, in the case of the Brink's Covered Subsidiaries), from the Effective Date until the Maturity Date or such earlier date on which the Bank terminates the Commitment pursuant to Section 8.02(a) or BAX and Brink's terminate the Commitment pursuant to Section 2.04(a) or such later date to which the Bank agrees to extend the Commitment pursuant to Section 2.12 (the "Termination Date"), committed funds in an aggregate amount of $35,000,000 (subject to reduction pursuant to Section 2.04(a)), on the terms and conditions set forth in this Agreement, as follows:

     (a) The Commitment may be drawn upon for Loans or Letters of Credit (collectively, "Advances") in Approved Currencies from the Effective Date until the Termination Date in an aggregate principal amount not to exceed $35,000,000 (subject to reduction pursuant to Section 2.04(a)) at any time outstanding; provided that: (1) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the Commitment minus the sum of all outstanding Letter of Credit Obligations.

     (b) Commitment Unavailable to Certain Borrowers; Acceleration of such Borrowers' Advances. If at any time while the Commitment is outstanding BAX or Brink's ceases to be a Subsidiary of the Guarantor, any BAX Covered Subsidiary ceases to be a Subsidiary of BAX or any Brink's Covered Subsidiary ceases to be a Subsidiary of Brink's (each such Borrower a "Minority Owned Borrower"), then and in each such event, notwithstanding anything to the contrary herein (i) such Borrower shall immediately, and without further act of the Bank, cease to be permitted to draw upon the Commitment for any Advance, (ii) the unpaid principal amount of all outstanding Loans and Reimbursement Obligations owed by such Borrower, together with all interest and other amounts due the Bank with respect thereto, shall automatically become due and payable without further act of the Bank, (iii) such Borrower shall pay to the Bank an amount equal to the maximum amount then available to be drawn under all Letters of Credit then outstanding for the account of such Borrower, for deposit in a cash collateral account maintained by the Bank, as security for such Letters of Credit, and (iv) upon the Bank's receipt of full payment of the amounts contemplated by clauses (ii) and (iii), such Borrower shall cease to be a Borrower hereunder or a party to this Agreement.

(c) Documentation for Loans. Each Loan may be evidenced by (a) one or more master promissory notes in form and substance acceptable to the relevant Lending Office (each a "Note") or (b) by loan accounts maintained by such Lending Office. The records attached as grids to the Notes and the loan account and account records shall be conclusive evidence, absent manifest error, of the amount of the Loans and the interest and payments thereon. Any failure to record or any error in doing so shall not, however, increase, limit or otherwise affect the obligation hereunder of any Borrower to pay any amount owing with respect to the Loans.

2.02 PROCEDURE FOR INCURRING LOANS. Each Loan shall be made upon the request of a Borrower (and, in the case of a Borrower that is a BAX Covered Subsidiary, the request of BAX, or, in the case of a Borrower that is a Brink's Covered Subsidiary, the request of Brink's) to the Munich Office (which request must be received by the Munich Office not later than 11:00 a.m. (Munich time)), unless otherwise agreed by the Munich Office and such Lending Office, (a) on the requested borrowing date, in the case of Base Rate Loans and Optional Rate Loans to be funded to or in jurisdictions in the Munich Office's time zone and in time zones following the Munich Office's time zone, (b) on the Business Day prior to the requested borrowing date, in the case of Base Rate Loans and Optional Rate Loans to be funded to or in jurisdictions in time zones ahead of the Munich Office's time zone, and (c) three Business Days prior to the requested borrowing date, in the case of LIBO Rate Loans), in a written notice in a form reasonably satisfactory to the Munich Office specifying (i) the principal amount of the Loan and whether it is to be denominated in Dollars or another Approved Currency, (ii) the requested borrowing date, which shall be a Business Day;
(iii) whether the Loan is to be a Base Rate Loan, an Optional Rate Loan or a LIBO Rate Loan; and (iv) if the requested Loan is a LIBO Rate Loan, the duration of the Interest Period applicable to such Loan. If the notice of borrowing shall fail to specify the duration of the Interest Period for any LIBO Rate Loan, such Interest Period shall be one month. Each LIBO Rate Loan shall be in an amount of not less than the Dollar Equivalent of $1,000,000. There shall be no minimum amount for Optional Rate Loans and Base Rate Loans.

2.03    CONVERSION AND CONTINUATION ELECTIONS WITH RESPECT TO OUTSTANDING LOANS.
        -----------------------------------------------------------------------

(a) Any Borrower may upon irrevocable written notice to the Bank's Munich Office and the applicable Lending Office in accordance with Section 2.03(b):

(i) elect to convert, on any Business Day, any Base Rate Loan made to such Borrower into a LIBO Rate Loan or Optional Rate Loan; or

(ii) elect to convert, on any Business Day, any Optional Rate Loan made to such Borrower into a LIBO Rate Loan or Base Rate Loan; or

(iii) elect to convert, on the last day of any Interest Period therefor, any LIBO Rate Loan made to such Borrower into a Base Rate Loan or Optional Rate Loan; or

(iv) elect, on the last day of the Interest Period with respect to any LIBO Rate Loan made to such Person, to continue such Loan as a LIBO Rate Loan denominated in the same currency for an additional Interest Period.

(b)      Any Borrower wishing to convert or continue a Loan as described in
         Section 2.03(a) shall deliver by telex or fax, confirmed immediately in writing, a notice of conversion or continuation (which notice must be received by the Munich Office not later than 12:00 noon (Munich time), unless otherwise agreed by such office) (i) on the date of conversion of a LIBO Rate Loan into a Base Rate Loan or Optional Rate Loan, (ii) three Business Days prior to the date of conversion of a LIBO Rate Loan; and (iii) three Business Days prior to the date of continuation of a LIBO Rate Loan, specifying:

(A)      the proposed date of conversion or continuation;

(B)      the aggregate principal amount of Loans to be converted or continued;

(C)      the nature of the proposed conversion or continuation; and

(D) the duration of any requested Interest Period. If the notice of conversion or continuation shall fail to specify the duration of the Interest Period for any LIBO Rate Loan, such Interest Period shall be one month.

(c) During the existence of a Default or Event of Default, the Bank may demand that any or all of the then-outstanding LIBO Rate Loans be converted upon their expiration into Base Rate Loans. Such conversion shall continue to be in effect so long as such Default or Event of Default continues to exist.

2.04     TERMINATION OR REDUCTION OF THE COMMITMENT BY BAX AND BRINK'S.
         -------------------------------------------------------------

     (a) BAX and Brink's may, upon not less than three Business Days' prior notice to the Bank and all other Borrowers then party hereto (i) terminate the Commitment upon full prepayment of all outstanding Advances on the termination date, or (ii) permanently reduce the Commitment to an amount not less than the greater of (A) the Dollar Equivalent of the principal amount of all Advances to remain outstanding on the reduction date and (B) $25,000,000. If the Commitment is terminated in its entirety under this Section 2.04(a), the portion of the Facility Fee accrued to, but not including, the effective date of such termination shall be payable on the effective date of such termination without any premium or penalty.

     (b) For the purpose of ensuring compliance with the maximum amount available under the Commitment, the Bank shall on each date of a voluntary reduction of the Commitment under Section 2.04(a) and on the last Business Day of each calendar quarter, determine the Dollar Equivalent of the principal amount of all then-outstanding Advances.

2.05 OPTIONAL PREPAYMENTS. Subject to Section 4.04, any Borrower may, at any time or from time to time, upon at least three Business Days' notice to the Munich Office and the applicable Lending Office, prepay Loans made to it in whole or in part. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, Optional Rate Loans, LIBO Rate Loans or any combination thereof. No such notice shall be revocable by any Borrower after being given. Once such notice is given by any Borrower, such Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein, together (only in the case of prepayments of LIBO Rate Loans) with accrued interest to each such date on the amount prepaid and the amounts, if any, required pursuant to Section 4.04.

2.06     REPAYMENT OF PRINCIPAL.
         ----------------------

     (a) Each Borrower shall repay on the Termination Date the principal amount of the Loans made to it that are then outstanding.

     (b) In the event that the Bank determines, based on its computation made in accordance with Section 2.04(b), that the Dollar Equivalent of the then-outstanding Loans and Letter of Credit Obligations exceeds the Commitment, the Bank shall give notice to the Guarantor and the Borrowers of such fact and of the amount of such excess. Within 30 days after the date on which the Borrowers receive such notice, they shall prepay Loans, or collateralize the Letter of Credit Obligations with cash (as set forth below), in the aggregate amount of such excess. Any such prepayment shall be made together with accrued but unpaid interest on the principal amount thereof and, in the case of LIBO Rate Loans, any amounts required to be paid in connection therewith pursuant to
Section 4.04. Any prepayments pursuant to this Section 2.06(b) shall be applied, first, to any Base Rate Loans and Optional Rate Loans then outstanding, second, to LIBO Rate Loans having Interest Periods ending on the date of such prepayment, and third, to the extent that the amounts referred to in clauses "first" and "second" are not sufficient to satisfy the entire prepayment requirement under this Section 2.06(b) or there are no such Loans outstanding on the date such prepayment would be required, then the remaining amount that would be required to be prepaid under this Section 2.06(b) shall be deposited in a cash collateral account maintained by the Bank, to be held as security for the Obligations hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Bank and the Borrowers, and to be applied to the prepayment of LIBO Rate Loans at the end of the respective Interest Periods therefor and to the payment of Reimbursement Obligations as the same become due.

2.07     INTEREST.
         --------

     (a) Subject to Section 2.07(c), each Loan funded by the Bank or any Affiliate shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the LIBO Rate, the Optional Rate or the Base Rate, as selected pursuant to Section 2.02, plus the Applicable Percentage for Loans.

     (b) Interest on each Loan shall be payable in arrears on each Interest Payment Date. Interest shall also be payable on the date of any prepayment of LIBO Rate Loans pursuant to Section 2.05 for the portion of such Loans so prepaid and upon payment (including prepayment) in full of LIBO Rate Loans; provided, however, that interest payable pursuant to Section 2.07(c) shall be payable on demand.

     (c) While there shall be any default hereunder in the payment of principal, interest, fees or any other amount owing hereunder or after acceleration, each Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations of such Person that are due and unpaid, at a rate per annum determined by adding 1% per annum to the interest rate then in effect for the applicable type of Loan, and, in the case of Obligations other than Loans, at a rate per annum equal to the Base Rate plus the Applicable Percentage for Loans plus 1%; provided, however, that, with respect to any Obligation for which the payment of interest has been determined by a Lending Office to be at a rate other than LIBO Rate, the late payment rate shall be 1% per annum over such rate; and provided further, that, on and after the expiration of any Interest Period applicable to any LIBO Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Percentage for Loans plus 1%.

     (d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the relevant Lending Office would be contrary to the provisions of any applicable law limiting the highest rate of interest which may be lawfully contracted for, charged or received by the relevant Lending Office, and in such event the Borrowers shall pay the relevant Lending Office interest at the highest rate permitted by applicable law.

2.08     FEES.
         ----

(a) Facility Fee. The Borrowers shall pay to the Bank a facility fee in Dollars in an amount equal to the product of (i)i the Applicable Percentage for Facility Fee, times (ii)ii 25%, times (iii)iii the Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter. Such Facility Fee shall accrue from the Effective Date to the Termination Date and shall be due and payable quarterly in arrears on the fifth Business Day following receipt of an invoice from the Bank, with the final payment to be made on the Termination Date.

(b)      Letter of Credit Fees.
         ---------------------

(i) Each Borrower shall pay to the Bank a letter of credit fee ("L/C Fee") with respect to each Letter of Credit issued by the Bank in an amount determined as follows:

(A) subject to clause (C) below, as to Performance Letters of Credit, the Dollar Equivalent of the average daily undrawn amount of such issued Letters of Credit as reported by the Bank times the Applicable Percentage for Performance Letters of Credit then in effect;

(B) subject to clause (C) below, as to Financial Letters of Credit, the Dollar Equivalent of the average daily undrawn amount of such issued Letters of Credit as reported by the Bank times the Applicable Percentage for Financial Letters of Credit then in effect; and

(C) if the original face amount of a Letter of Credit does not exceed $200,000, the L/C Fee will be separately agreed upon by the Borrower and the Bank or applicable Lending Office at the time such Letter of Credit is issued.

                  Such fee shall accrue on such amount from the date of issuance of each Letter of Credit (with such issuance date being deemed to be the Effective Date in the case of the Outstanding LCs that are to be continued hereunder as Performance Letters of Credit or Financial Letters of Credit) until its expiration date, taking into account any extensions of the expiration date beyond the initial expiration date. Such fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the date each Letter of Credit expires or is fully drawn.

(ii) In addition to the letter of credit fees due the Bank hereunder, each Borrower shall pay to any Lending Office issuing a Letter of Credit (other than the Munich Office or the New York Office) any standard amendment, negotiation or other fees as such Lending Office may request at the time such Letter of Credit is issued or amended.

     (c) Arrangement Fee. The Borrowers shall pay to the Bank an initial arrangement fee in the amount of $35,000 on the Effective Date.

2.09     COMPUTATION OF FEES AND INTEREST.
         --------------------------------

(a) All computations of interest payable in respect of Base Rate Loans at all times as the Base Rate is determined by the Bank's "reference" or "prime" rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to but excluding the last day thereof.

(b) Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

2.10     PAYMENTS BY THE BORROWERS.
         -------------------------

(a) All payments (including prepayments) to be made by any Borrower on account of Obligations shall be made without set-off or counterclaim and shall, except as otherwise expressly provided herein, be made to the relevant Lending Office, in the currency in which the relevant type of Obligation was denominated and in immediately available funds, no later than 3:00 p.m. (local time) unless otherwise agreed, on the date specified herein. Any payment which is received by a Lending Office later than 3:00 p.m. (local time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be, subject to the provisions set forth in the definition of "Interest Period" herein.

2.11 LENDING OFFICE. Notwithstanding anything to the contrary contained herein, each Advance made for the account of any Borrower incorporated or otherwise organized in the United States or any political subdivision thereof shall be made by the Bank's New York Office, unless otherwise agreed to by the parties, and each Advance made for the account of any Borrower incorporated or otherwise organized in any foreign country shall be made by an Affiliate of the Bank located in such country, if applicable, and otherwise as may be mutually agreed upon by the Bank and such Borrower (the Bank's branch or office or such foreign Affiliate, as the case may be, which is required to make a given Advance hereunder is referred to as the "Lending Office" with respect to such Advance). The Bank agrees to use its best efforts not to change the location of any Lending Office or to transfer its interest in any Loan to an Assignee so as to cause payments by any Borrower to be made to a Lending Office outside the country in which such Borrower is incorporated or otherwise organized. If the Bank intends to change the location of any such Lending Office and such change would cause any Borrower to become liable to make payments to the Bank pursuant to Article IV, such payments shall not be applicable unless the Bank has given the Borrowers at least 30 days' prior notice of the change, unless the relevant sections of Article IV provide for a different notice period.

2.12 EXTENSION OF THE TERMINATION DATE. BAX and Brink's, by notice to the Bank and the other Borrowers then party hereto (an "Extension Request") at any time not less than 90 days prior to the Termination Date then in effect, request that such Termination Date be extended for successive one-year terms. If in its sole discretion the Bank agrees to grant the Extension Request, the Bank shall so notify Brink's and BAX within 30 days after the Bank's receipt of the Extension Request, whereupon the Termination Date shall be extended for one year.

2.13 CERTAIN OBLIGATIONS JOINT AND SEVERAL. BAX shall be jointly and severally liable with each of the BAX Covered Subsidiaries for all Obligations of such BAX Covered Subsidiary. Brink's shall be jointly and severally liable with each of the Brink's Covered Subsidiaries for all Obligations of such Brink's Covered Subsidiary. Other than as set forth herein, no Borrower shall be liable for the Obligations of any other Borrower.

ARTICLE III
                                LETTERS OF CREDIT

3.01     THE LETTERS OF CREDIT COMMITMENT.
         --------------------------------

     (a) Letters of Credit denominated in Dollars or any other Approved Currency may be issued under the Commitment for the following purposes: (i) "Financial Letters of Credit" may be issued to any Person other than an Affiliate to secure the payment by any Person of its financial obligations, or to provide counter or "back-up" guarantees in support of bank guarantees, Letters of Credit or other credit facilities afforded to a Borrower, or to support local currency borrowings outside the United States, and (ii) "Performance Letters of Credit" may be issued to secure the performance by any Person of its obligations, or to guaranty or otherwise secure any Person's obligations relating to a bid, advance payment or security deposit, retention release, custom and duty deferment guaranty or bond, warranty or performance bond or other guaranty and shall include Commercial Letters of Credit. No Lending Office shall be obligated to issue any Letter of Credit if, after giving effect to such issuance, (a) the sum of the (i) aggregate amount of Letter of Credit Obligations plus (ii) the aggregate principal amount of outstanding Loans would exceed the Commitment, or any Performance Letter of Credit if, after giving effect to such issuance, the aggregate Letter of Credit Obligations allocable to the then outstanding Performance Letters of Credit would exceed the Performance Letter of Credit Sublimit, provided that for -------- purposes of determining the amount of Letter of Credit Obligations under Performance Letters of Credit at any such time, any portion of such amount that is denominated in an Approved Currency shall be included in such amount as the Dollar Equivalent thereof at such time.

     (b) No Lending Office shall be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Lending Office to be in violation of, any Requirements of Law, including any prohibition of the Foreign Assets Control regulations of the United States Treasury Department, or after the Bank or any Lending Office has promptly notified the applicable Borrower that it cannot, for any reason, issue a particular Letter of Credit.

3.02     TERMS OF THE LETTERS OF CREDIT.
         ------------------------------

     (a) Performance Letters of Credit issued after the Effective Date shall not have a term exceeding one year.

     (b) No Letter of Credit may expire (including all rights of renewal) later than the Termination Date, provided, however, that the Bank in its discretion may elect to, and may elect to allow any other relevant Lending Office to, issue Letters of Credit that expire after the relevant Termination Date, upon terms and conditions acceptable to the Bank, including without limitation, cash collateral provisions, it being understood and agreed that this Agreement shall remain in full force and effect with respect to all such Letters of Credit until they have expired and all related Letter of Credit Obligations have been paid in full. Without limiting the generality of the foregoing, the applicable Borrower will cash collateralize each Letter of Credit that remains outstanding and undrawn as of the Termination Date by deposit of immediately available funds in an amount equal to the undrawn amount of such Letter of Credit in a non-interest-bearing account maintained with the Bank.

3.03     PROCEDURE FOR ISSUANCE OF THE LETTERS OF CREDIT.
         -----------------------------------------------

     (a) Each Letter of Credit to be issued after the Effective Date shall be issued upon the request of a Borrower (and, in the case of a Borrower that is a BAX Covered Subsidiary, the request of BAX, or, in the case of a Borrower that is a Brink's Covered Subsidiary, the request of Brink's) received by the Bank's Munich Office and any other relevant Lending Office not later than 12:00 noon (local time), unless otherwise agreed by the Munich Office and the relevant Lending Office, three (3) Business Days prior to the requested date of issuance. Upon receipt of such request, the Bank and any other relevant Lending Office will determine whether or not the issuance of such Letter of Credit would be permitted pursuant to Section 3.01.


     (b) Each request for issuance of a Letter of Credit shall be made in writing by fax and confirmed by delivery of the original executed Letter of Credit Application and Agreement, in the Bank's standard form or a similar form if the relevant Lending Office uses a different form (each, an "L/C Application"), not later than one (1) Business Day thereafter. Each request for issuance of a Letter of Credit and each L/C Application shall specify, among other things: (i) the proposed date of issuance (which shall be a Business Day);
(ii) the face amount of the Letter of Credit; (iii) the date of expiration of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) whether the Letter of Credit is a Financial Letter of Credit or a Performance
         Letter of Credit.

     (c) Any request for an amendment to any previously-issued Letter of Credit shall be received by the Bank and any Lending Office which issued the Letter of Credit not later than 12:00 noon (local time), unless otherwise agreed by the Bank and any such other Lending Office, two (2) Business Days prior to the date of the proposed amendment in writing by fax. Each written request for an amendment to a previously-issued Letter of Credit made by fax shall be in the form of the relevant L/C Application signed by the relevant Borrower and, unless otherwise agreed by the Munich Office and any Lending Office which issued the Letter of Credit in accordance with the last sentence of Section 3.02(b), shall not request an extension beyond the relevant Termination Date described in said Section. Amendments and extensions shall be at the sole discretion of the Munich Office and any Lending Office which issued the Letter of Credit.

     (d) Notwithstanding any provision of any L/C Application to the contrary, in the event of any conflict between the terms of any such L/C Application and the terms of this Agreement, the terms of this Agreement shall control with respect to payment obligations, events of default, representations and warranties, and covenants, except that such L/C Application may provide for further warranties relating specifically to the transaction or affairs underlying such Letter of Credit.

3.04 DRAWINGS AND REIMBURSEMENTS. Each Borrower hereby unconditionally and irrevocably agrees to reimburse the relevant Lending Office for each payment made by such Lending Office under any Letter of Credit issued for the account of such Borrower. Such reimbursement shall be due and payable on the date the relevant Lending Office makes such payment under such Letter of Credit. If such reimbursement payment is not made when due, the amount thereof shall bear interest from the date such reimbursement payment became due to the date the relevant Lending Office is reimbursed therefor at a rate per annum equal to the Base Rate plus 1% per annum or, with respect to any Reimbursement Obligation denominated in a currency other than Dollars or euros, such other rate per annum as is determined by the issuing Lending Office to be due pursuant to the relevant L/C Related Documents, in all cases as permitted by applicable laws. Such interest shall be payable on demand.

3.05 REIMBURSEMENT OBLIGATIONS ABSOLUTE. The obligations of the Borrowers to reimburse the relevant Lending Office for payments made by such Lending Office under any Letter of Credit honoring a demand for payment by the beneficiary thereunder shall be irrevocable, absolute and unconditional under any and all circumstances, including the following circumstances:

(a) any lack of validity or enforceability of this Agreement, any Letter of Credit, any L/C Application or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to or departure from all or any of the L/C Related Documents;

(c) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank, any Lending Office or any other Person, whether in connection with this Agreement, the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(d) any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect other than if such payment resulted from the gross negligence or willful misconduct of the relevant Lending Office;

(e) payment by the relevant Lending Office under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit other than if such payment resulted from the gross negligence or willful misconduct of the relevant Lending Office;

(f) any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of any Borrower in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any account party other than a circumstance constituting a breach of this Agreement by or the gross negligence or willful misconduct on the part of the relevant Lending Office.

ARTICLE IV
                     TAXES, YIELD PROTECTION AND ILLEGALITY

4.01     TAXES.
         -----

     (a) Payments made hereunder and under any instrument executed hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, duties, deductions, withholding and similar charges ("Taxes") excluding, in the case of the Bank, each Lending Office and each Assignee, Taxes (including franchise or receipts taxes) imposed on or in respect of its net income, capital, or receipts, by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank or such Lending Office or Assignee (as the case may be) (A) is organized, (B) has its principal place of business, or (C) is, through an office or other fixed place of business, deemed to be doing business or maintaining a permanent establishment under any applicable income tax treaty (such non-excluded Taxes being "Withholding Taxes"). If any Borrower or Guarantor shall be required by law to deduct any Withholding Taxes from or in respect of any sum payable hereunder or under any instrument executed hereunder, such Borrower or Guarantor:

(i) shall pay to the Bank, Lending Office or Assignee an additional amount so that the net amount received and retained by the Bank, Lending Office or Assignee after taking into account such Withholding Taxes (and any additional Withholding Taxes payable on account of any additional payment called for by this sentence) will equal the full amount which would have been received and retained by the Bank, Lending Office or Assignee as if no such Withholding Taxes been paid, deducted, or withheld;

(ii)     shall make such deductions for Withholding Taxes; and

(iii) shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

     (b) Borrower shall indemnify the Bank, Lending Office or Assignee (as the case may be) for (i) the full amount of any Withholding Taxes (including interest and penalties thereon) that the Bank, Lending Office or Assignee becomes liable for as a result of a Borrower's or Guarantor's failure to pay such Withholding Taxes pursuant to Section 4.01 or applicable law.

     (c) Each Borrower will furnish the Bank, Lending Office or Assignee original Withholding Tax receipts, notarized copies of Withholding Tax receipts or such other appropriate documentation as will prove payment of tax in a court of law applying U.S. Federal Rules of Evidence for all Taxes paid by such Borrower pursuant to Section 4.01(a). The relevant Borrower will deliver such receipts within a reasonable period after payment of any Withholding Taxes, but in no event later than 60 days after the due date for the related Withholding Tax.

     (d) If the Bank, Lending Office or Assignee is entitled to a refund or credit of Withholding Tax, it shall use reasonable efforts to pursue such refund (and interest with respect thereto), and if it receives such refund or credit, shall pay to the relevant Borrower the amount of the refund or credit (and interest with respect thereto) actually received.

     (e) The Bank, Lending Office or Assignee shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to change the jurisdiction of its relevant Lending Office if such change would avoid or reduce any Withholding Tax; provided that no such change of jurisdiction shall be made if, in the reasonable judgment of the Bank, such Lending Office or such Assignee, such change would be disadvantageous to the Bank, such Lending Office or such Assignee, as the case may be.

     (f) The Bank or its Affiliate, Lending Office or Assignee agrees that it will deliver to the Guarantor or the Borrowers, within 30 days after the execution of this Agreement (unless theretofore so delivered) and as may be reasonably required from time to time by applicable law or regulation, United States Internal Revenue Service Forms W-8BEN and/or W-8ECI (or successor Forms) or such other form, if any, as from time to time may permit the Guarantor or the Borrowers to demonstrate that payments made by the Guarantor or the Borrowers to the Bank or its Affiliate, Lending Office or Assignee under this Agreement either are exempt from United States Federal Withholding Taxes or are payable at a reduced rate (if any) specified in any applicable tax treaty or convention.

4.02     ILLEGALITY.
         ----------

(a) If the Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or any other relevant Lending Office to make LIBO Rate Loans or to issue Letters of Credit, then, on notice thereof by the Bank to the Borrowers, the obligation of the Bank to make LIBO Rate Loans or to issue Letters of Credit, as the case may be, shall be suspended until the Bank shall have notified the Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If the Bank shall determine that it is unlawful to maintain any LIBO Rate Loan, the affected Borrowers shall prepay in full all LIBO Rate Loans then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBO Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 4.04.

(c) The Bank shall immediately notify the Borrowers of any event described in (a) or (b) above.

4.03 INCREASED COSTS AND REDUCTION OF RETURN; ADDITIONAL INTEREST ON LIBO RATE LOANS.


     (a) If the Bank shall determine that, due to either (i) the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank or any Lending Office of agreeing to make or making, funding or maintaining any LIBO Rate Loans, then the relevant Borrowers shall be liable for, and shall from time to time, upon written request therefor by the Bank, pay to the Bank additional amounts as are sufficient to compensate the Bank or such Lending Office for such increased costs.
     (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or other relevant Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by the Bank, any Lending Office or any corporation controlling the Bank and (taking into consideration the Bank's and such controlling corporation's policies with respect to capital adequacy and the Bank's desired return on capital) and determines that the amount of such capital is increased as a consequence of Advances under this Agreement, then, upon written request of the Bank, the Borrowers shall immediately pay to the Bank or the relevant Lending Office, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such Lending Office for such increase.

     (c) Each Borrower shall pay to the Bank, as long as the Bank shall be required under Federal Reserve Board regulations to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of all LIBO Rate Loans made by the Bank to such Borrower equal to the actual costs of such reserves allocated to each such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each Interest Payment Date with respect to each such Loan, provided that such Borrower shall have received at least 15 days' prior -------- written notice of such additional costs from the Bank. If the Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall accrue and be payable 15 days from receipt of such notice.
     (d) The Bank will notify each Borrower of any event occurring after the date hereof which will entitle the Bank or any Lending Office to compensation from such Borrower pursuant to this Section 4.03 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation. If the Bank requests compensation under this Section 4.03, the relevant Borrowers may, by notice to the Bank, require that: (x) the Bank furnish to the relevant Borrowers a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof or (y) the Loans of the type with respect to which such compensation is requested be either prepaid or converted into another type.

     4.04 FUNDING LOSSES. Each Borrower agrees to reimburse the Bank and to hold the Bank and any relevant Lending Office harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a) the failure by such Borrower to make any payment or prepayment of principal of any LIBO Rate Loan when due (including payments made after any acceleration thereof);

(b) the failure by such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a notice of borrowing or a notice of conversion or continuation;

(c) the failure by such Borrower to make any prepayment after such Borrower has given a notice in accordance with Section 2.05;


(d) the prepayment of a LIBO Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 2.03 of any LIBO Rate Loan to a Base Rate Loan or Optional Rate Loan on a day that is not the last day of the Interest Period with respect to the LIBO Rate Loan;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by any Lending Office to maintain its LIBO Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

4.05 INABILITY TO DETERMINE RATES. If the Bank shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period with respect to a LIBO Rate Loan or that the LIBO Rate for any requested Interest Period with respect thereto does not adequately and fairly reflect the cost to the Bank or any relevant Lending Office of funding such Loan, the Bank will forthwith give notice of such determination to the relevant Borrowers. Thereafter, the obligation of the Bank or any relevant Lending Office to make or continue LIBO Rate Loans or to convert Base Rate Loans or Optional Rate Loans to LIBO Rate Loans hereunder, as the case may be, shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the relevant Borrower may revoke any notice of borrowing or notice of conversion or continuation then submitted by it. If the relevant Borrower does not revoke such notice with respect to a LIBO Rate Loan, the Bank shall make, convert or continue the Loan, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Loan shall be made, converted or continued as a Base Rate Loan instead of a LIBO Rate Loan.

4.06 CERTIFICATE OF THE BANK. If claiming reimbursement or compensation pursuant to this Article IV, the Bank shall deliver to each relevant Borrower a certificate setting forth in reasonable detail the amount payable to the Bank or any relevant Lending Office hereunder, and such certificate shall be conclusive and binding on each recipient Borrower in the absence of manifest error.

     4.07  SURVIVAL.  The  agreements  and  obligations of the Borrowers in this
Article IV shall survive the payment of all other Obligations.
                                   ARTICLE V
                              CONDITIONS PRECEDENT

5.01 CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT. The effectiveness of this Agreement is subject to the condition that the Bank shall have received on or before the Effective Date all of the following, in form and substance satisfactory to the Bank and its counsel:

(a) Credit Agreement. This Agreement executed by each Borrower and by the Guarantor;


(b)      Resolutions; Incumbency.
         -----------------------

(i) Copies of the resolutions of the board of directors of BAX, Brink's and the Guarantor approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to be delivered by it hereunder, and, in the case of BAX and Brink's, authorizing the borrowing of the Loans and the incurrence of the Reimbursement Obligations, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Borrower or the Guarantor, as the case may be; and

(ii) A certificate of the Secretary or Assistant Secretary of BAX, Brink's and the Guarantor as of the Effective Date certifying the names and true signatures of the officers of such Borrower or the Guarantor, as the case may be, authorized to execute and deliver this Agreement and all other Loan Documents to be delivered by it hereunder.

(c)      Articles of Incorporation, By-laws and Good Standing.
         Each of the following documents:


(i) the articles or certificate of incorporation of BAX, Brink's and the Guarantor as in effect on the Effective Date, certified by the Secretary of State of its state of incorporation as of a recent date and by its Secretary or Assistant Secretary as of the Effective Date;

(ii) the by-laws of BAX, Brink's and the Guarantor as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of such Borrower or the Guarantor, as the case may be, as of the Effective Date; and

(iii) a good standing certificate for BAX, Brink's and the Guarantor from the Secretary of State of its state of incorporation as of a recent date.

(d)      Guaranty.  The Guaranty executed by the Guarantor.


(e)      Notes. Any Notes requested by the Bank, executed by the applicable
         Borrower.


(f) Legal Opinion. Opinions in form and substance reasonably satisfactory to the Bank of an assistant general counsel of the Guarantor (and in such capacity, acting as counsel to the Borrowers) and of Hunton & Williams, counsel to the Guarantor and the Borrowers.

(g) Payment of Costs and Fees. The Borrowers shall have paid (i) all costs, accrued and unpaid fees and expenses incurred by the Bank, to the extent due and payable on the Effective Date, including the fees and expenses of outside counsel to the Bank, and (ii) the initial arrangement fee of $35,000.

(h) Certificates. A certificate signed by a Responsible Officer of each Borrower and the Guarantor, date as of the Effective Date, stating that:

(i)       the representations and warranties made by such Person in
          Article VI, and the representations and warranties made by the Guarantor in the Guaranty, are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists as of and after giving effect to the Effective Date; and

(iii) since December 31, 2001, there has occurred no event or circumstance that has had or would have a Material Adverse Effect; and

(i) Financial Statements. A copy of the audited and unaudited financial statements of the Guarantor and its Subsidiaries referred to in Section 6.07, accompanied by a copy of the related auditor's report, in the case of the audited financial statements, and a certificate of a Responsible Officer of the Guarantor, in the case of the unaudited financial statements.

(j) No Legal Bar; Approvals. All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect, and there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting the transactions contemplated by this Agreement and the other Loan Documents, or any pending or threatened litigation seeking such a result.

     5.02 CONDITIONS TO SUBSEQUENT ADVANCES. The obligation of the Bank to make any Advance after the Effective Date is subject to the satisfaction of the following conditions precedent on the date of the relevant extension of credit:

     (a) Notice of Advance. The Bank shall have received a notice of borrowing pursuant to Section 2.02 or an L/C Application pursuant to Section 3.03;

     (b) Continuation of Representations and Warranties. The representations and warranties made by the Borrowers and the Guarantor in Article VI and the representations and warranties made by the Guarantor in the Guaranty shall be true and correct on and as of the date of such extension of credit with the same effect as if made on and as of such date;

     (c) No Existing Default. No Default or Event of Default shall exist on the date of such extension of credit or shall result from such extension of credit; and
     (d) Additional Documentation. The relevant Borrower shall have delivered any Note or other document as the relevant Lending Office may reasonably require.

         Each request for an Advance shall constitute a representation and warranty by the requesting Borrower that, as of the date of such request and as of the date that the Advance is made, the conditions in this Section 5.02 are satisfied.

5.03 CONDITIONS FOR PARTICIPATION BY ADDITIONAL COVERED SUBSIDIARIES. The Bank's acceptance of additional Covered Subsidiaries as parties to and Borrowers under this Agreement after the Effective Date is subject to the satisfaction of the following conditions precedent before the effectiveness of each such Covered Subsidiary's Election to Participate:

(a) Election to Participate. The Bank shall have received an Election to Participate from the Covered Subsidiary, duly executed by such Covered Subsidiary, BAX (in the case of a BAX Covered Subsidiary) or Brink's (in the case of a Brink's Covered Subsidiary) and the Guarantor, in the form of Exhibit A hereto (in the case of a BAX Covered Subsidiary) or Exhibit B hereto (in the case of a Brink's Covered Subsidiary);

(b) Authorization. The Bank shall have received evidence of the authority for and the validity of the Election to Participate of such Covered Subsidiary including, without limitation, documents of the type listed in Sections 5.01(b) and (c) or similar constitutive documents, and any other documents the Bank may reasonably request, all in form and substance satisfactory to the Bank.

(c) Continuation of Representations and Warranties. The representations and warranties made by the Borrowers and the Guarantor in Article VI and the representations and warranties of the Guarantor made in the Guaranty shall be true and correct on and as of the date of such Election to Participate with the same effect as if made on and as of such date.

(d) Bank Approval. The Bank, in its reasonable discretion, shall have accepted such Covered Subsidiary as a Borrower hereunder by returning an executed copy of its Election to Participate to such Covered Subsidiary, BAX or Brink's, as the case may be, and the Guarantor.

     (e) Indemnity and Waiver. Notwithstanding the requirements of clause (b) of this Section 5.03, BAX or Brink's may request that the Bank temporarily waive the requirements of such clause (b) by executing and delivering to the Bank an Indemnity and Waiver Request in the form of Exhibit D-1 hereto (in the case of a BAX Covered Subsidiary) or Exhibit D-2 hereto (in the case of a Brink's Covered Subsidiary). If such an Indemnity and Waiver Request is accepted by the Bank, then the Covered Subsidiary to which it refers may become a party to and Borrower under this Agreement notwithstanding its failure to meet the condition set forth in Section 5.03(b); provided, however, that such Covered Subsidiary must subsequently satisfy the requirements of Section 5.03(b). If (1) the condition set forth in Section 5.03(b) has not been satisfied within 75 days after such Covered Subsidiary has become a party to andBorrower under the Agreement, and (2) the Bank shall have given the Guarantor and either BAX (in the case of a BAX Covered Subsidiary) or Brink's (in the case of a Brink's Covered Subsidiary) 15 days' written notice of such failure and it shall nevertheless continue and (3) the proposed Covered Subsidiary together with BAX or Brink's, as the case may be, shall not have notified the Bank of their respective decisions that such Subsidiary shall not become a Covered Subsidiary hereunder, then all amounts owed to the Bank by the proposed Covered Subsidiary hereunder, under any promissory note or any other loan document shall, at the option of the Bank and upon written notice from the Bank to BAX or Brink's (as the case may be) and to the Guarantor, become immediately due and payable and such proposed Covered Subsidiary shall not thereafter be a Covered Subsidiary hereunder, unless and until such proposed covered Subsidiary shall have satisfied fully the requirements of this Section 5.03.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         Each Borrower, and, to the extent set forth below, the Guarantor, represents and warrants to the Bank, for its benefit and for the benefit of all Lending Offices, as follows:

6.01 CORPORATE EXISTENCE. Such Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (i) has the requisite power and authority to own its property and assets and to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect. Such Borrower has the corporate power to execute and deliver and to perform its obligations under the Loan Documents to which it is party and to borrow hereunder.

6.02 NON-CONTRAVENTION. The execution, delivery and performance by such Borrower of the Loan Documents to which it is party have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of the Borrower, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation T, U or X of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower or of the charter or by-laws of the Borrower, (iii) result in a material breach of or constitute a material default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in the creation of an Encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; and such Borrower is not in default under any such order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument or in default under any such law, rule, or regulation, which default would have a Material Adverse Effect.

6.03 NO CONSENT. No authorization, consent, approval, license, exemption of, or filing or registration with, or any other action in respect of any Governmental Authority is or will be necessary for the valid execution, delivery or performance by such Borrower of the Loan Documents to which it is party.

6.04 BINDING OBLIGATIONS. Each of the Loan Documents to which such Borrower is party constitute legal, valid, and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

6.05 TITLE TO PROPERTIES. Such Borrower has good and marketable title to all of the material assets and properties purported to be owned by it, free and clear of all liens except those liens permitted by the Guarantor Credit Agreement.

6.06 SUBSIDIARIES. Each BAX Covered Subsidiary is a Subsidiary of BAX, each Brink's Covered Subsidiary is a Subsidiary of Brink's, and all of such Covered Subsidiaries' shares which are owned, directly or indirectly, by BAX or Brink's have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any Encumbrance. The Guarantor represents and warrants that Pittston Minerals Group Inc., a Virginia corporation, and its Subsidiaries, Pittston Coal Company, a Virginia corporation, and Pittston Mineral Ventures Company, a Delaware corporation, and their respective Subsidiaries, are not direct or indirect Subsidiaries of BAX or Brink's and may not at any time become Covered Subsidiaries.

6.07 FINANCIAL STATEMENTS. The Guarantor hereby represents and warrants that:


     (a) The consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, certified by KPMG LLP, independent public accountants, copies of which will be delivered to the Bank on or prior to the Effective Date, fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as at such date and the consolidated results of their operations for the year then ended, all prepared in accordance with GAAP applied on a consistent basis.

     (b) The unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at June 30, 2002, the related unaudited consolidated statement of operations of the Guarantor and its Subsidiaries for the fiscal quarter year then ended, and the related unaudited consolidated statement of cash flows of the Guarantor and its Subsidiaries for the fiscal quarter then ended, copies of which will be delivered to the Bank on or prior to the Effective Date, fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as at such date and their consolidated results of operations for the quarter then ended, all prepared in accordance with GAAP (except for the omission of notes and subject to year-end adjustments) applied on a consistent basis; and there has been no material adverse change in such condition or operations since June 30, 2002 that has had a Material Adverse Effect.

6.08 LITIGATION. Except as otherwise disclosed in writing to the Bank, including through the delivery to the Bank of copies of reports and statements filed by the Guarantor with the Securities and Exchange Commission, there are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of such Borrower before any Governmental Authority or arbitrator that would have a Material Adverse Effect, and such Borrower is not in default (in any respect which would have a Material Adverse Effect) with respect to any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to such Borrower.

6.09 TAXES. Each Borrower and the Guarantor has filed all material tax returns (federal, state, and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves, in accordance with GAAP, for the payment thereof.

6.10 ERISA. Each Plan has complied with and has been administered in all material respects in accordance with the applicable provisions of ERISA and the Code. No Plan has terminated under circumstances giving rise to liability of the Borrower or any ERISA Affiliate to the PBGC under Section 4062, 4063 or 4064 of ERISA, which liability remains unpaid in whole or in part, and no lien under
Section 4068 of ERISA exists with respect to the assets of the Borrower or any ERISA Affiliate. No Reportable Event has occurred with respect to any Plan, except for Reportable Events previously disclosed in writing to the Bank that would not have a Material Adverse Effect. No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) exists with respect to any Plan, nor does any lien under Section 302 of ERISA or Section 412 of the Code exist with respect to any Plan.

         Neither such Borrower nor any ERISA Affiliate has completely or partially withdrawn from any one or more Multiemployer Plans under circumstances which would give rise to withdrawal liability which, in the aggregate, could have a Material Adverse Effect and which has not been fully paid as of the date hereof. Neither the Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has terminated under Title IV of ERISA, nor, to the best knowledge of the Borrower, is any such reorganization, insolvency or termination reasonably likely to occur, where such reorganization, insolvency or termination has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Multiemployer Plan in an amount that would have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has failed to make any contribution to a Multiemployer Plan which is required under ERISA or an applicable collective bargaining agreement in an amount which is material in the aggregate (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal).


6.11 NO DEFAULT. Each Borrower and the Guarantor represent and warrant that no Default and no Event of Default has occurred and is continuing.

6.12     FEDERAL RESERVE REGULATIONS.
         ---------------------------

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Advances will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations promulgated by the Federal Reserve Board, including, without limitation, Regulations T, U or X.

6.13 INVESTMENT COMPANY ACT. None of the Borrowers nor the Guarantor is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.14 ENVIRONMENTAL MATTERS. In the ordinary course of its business, the Guarantor conducts an ongoing review of the effect of Environmental Laws and laws relating to occupational safety and health on the business, operations and properties of the Guarantor and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up, closure or restoration of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection and occupational health and safety standards imposed by law or as a condition of any license, permit or contact, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, each Borrower and the Guarantor represents and warrants that applicable Environmental Laws and laws relating to occupational health and safety do not have a Material Adverse Effect, and it has obtained and holds all material permits, licenses and approvals required under Environmental Laws which are necessary for the conduct of its business and the operation of its facilities, and it has not received any written notice of any failure to be in compliance with the terms and conditions of such permits, licenses and approvals, which failure could reasonably be expected to have a Material Adverse Effect.

6.15 PRIORITY OF DEBT. Each Borrower and the Guarantor hereby represents and warrants that all Debt created under this Agreement for which it is or may be liable ranks pari passu with the Debt outstanding under the Guarantor Credit Agreement.

6.16 ACCURACY AND COMPLETENESS OF INFORMATION. The financial statements referenced in Section 6.07, the financial statements to be provided pursuant to
Section 7.04 and the written information with respect to the Guarantor and the Borrowers contained in this Agreement, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were then made, not misleading.

ARTICLE VII
                                    COVENANTS

7.01 POST-EFFECTIVE DATE TRANSACTIONS. Within 60 days after the Effective Date each BAX Covered Subsidiary that is a Borrower hereunder as of the Effective Date, each Brink's Covered Subsidiary that is a Borrower hereunder as of the Effective Date, and each other Covered Subsidiary that may be a Borrower hereunder when such documents are delivered, shall furnish to the Bank documents of the type listed in Sections 5.01(b) and (c) or similar constitutive documents. Each such Brink's Covered Subsidiary is a Subsidiary of both Brink's and the Guarantor, and Brink's and the Guarantor each represent and warrant to the Bank that each of the Representations and Warranties contained in Article VI which would, by their terms, apply to a Covered Subsidiary are true and correct with respect to such Brink's Covered Subsidiaries. In addition, the Company and the Guarantor hereby jointly and severally agree to indemnify the Bank and hold it harmless from any loss, cost or expense which may arise from: (i) agreeing to the provisions of this Section 7.01 and (ii) extending credit to such Brink's Covered Subsidiaries during such 60-day period. In addition (and without limitation) during such 60-day period, the Guaranty shall secure the obligations of such Brink's Covered Subsidiaries just as if the requirements of Section 5.03(b) had been fully satisfied.

7.02 AFFIRMATIVE COVENANTS. For the benefit of the Bank and all Lending Offices, so long as any Advance remains outstanding hereunder or the Commitment remains in effect, each Borrower and the Guarantor shall, unless the Bank otherwise consents in writing:

(i) Payment of Taxes, etc. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its properties; provided, however, that neither it shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves in accordance with GAAP.

(ii) Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations (or, to the extent consistent with prudent business practice, through its own program of self-insurance) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates.

(iii) Preservation of Corporate Existence, etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted by Section 7.03(ii).

(iv) Compliance with Laws, etc. Comply with the requirements of all applicable laws, rules, regulations and orders (other than laws, rules, regulations, and orders which are not final and are being contested in good faith by proper proceedings) of any Governmental Authority (including Labor Laws and Environmental Laws) applicable to or binding upon it or its property, noncompliance with which would have a Material Adverse Effect.

(v) Compliance with ERISA. Comply with the minimum funding standards under ERISA with respect to its Plans and use its best efforts to comply in all material respects with all other applicable provisions of ERISA and the regulations and interpretations promulgated thereunder.

(vi) Access to Properties. Permit any representatives designated by the Bank, upon reasonable prior notice to it, to visit its properties at reasonable times and as often as reasonably requested.

(vii) Use of Proceeds. Use the Advances, and any proceeds thereof, for working capital and other general corporate purposes not in contravention of any Requirement of Law or the provisions of Section 6.12(b).

7.03 NEGATIVE COVENANTS. For the benefit of the Bank and all Lending Offices, so long as any Advance remains outstanding hereunder or the Commitment remains in effect, none of the Borrowers nor the Guarantor will suffer or permit to any of the following to exist, unless the Bank otherwise consents in writing:

     (i) Debt Encumbrances. Have any Debt for borrowed money secured by an Encumbrance on any property of any Borrower or the Guarantor, unless (a) such Borrower's payment obligations hereunder, or the Guarantor's payment obligations under the Guaranty, as the case may be, shall have effectively been secured equally and ratably with (or, at the option of such Borrower or the Guarantor, as the case may be, in priority to) such secured Debt or (b) immediately after giving effect thereto and to any concurrent repayment of Debt, the aggregate amount of all such secured Debt of the Guarantor and of each of its Restricted Subsidiaries, plus the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2001, and any renewal, extension or replacement thereof, and Leases with respect to property not owned by the Guarantor on such date), discounted to present value at 10%, compounded annually, arising out of all Sale and Leaseback Transactions to which the Guarantor or any of its Restricted Subsidiaries is then a party, does not exceed 10% of Consolidated Net Worth; provided, however, that this
Section 7.03(i) shall not apply to, and there shall be excluded from secured Debt in any computation under this Section 7.03(i), Debt secured by
     (A) Encumbrances existing on the Closing Date and set forth on Schedule 7.03(i);


     (B) Encumbrances for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (C) The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than 30 days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (D) Encumbrances consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations under customer service contracts, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

     (E) Encumbrances constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of any material parcel of real property or impair the use thereof in the ordinary conduct of business;

     (F) Encumbrances in favor of the Bank;

     (G) Encumbrances on the property or assets of any Restricted Subsidiary existing at the time such Restricted Subsidiary becomes a Subsidiary of the Guarantor and not incurred in contemplation thereof, as long as the outstanding principal amount of the Debt secured thereby is not voluntarily increased by such Restricted Subsidiary after the date such Restricted Subsidiary becomes a Subsidiary of the
                           Guarantor;

     (H) Encumbrances on the property or assets of the Borrowers or the Guarantor or any Restricted Subsidiary securing Debt which is incurred to finance the acquisition of such property or assets, provided that (i) each such Encumbrance shall be created simultaneously with, or within twelve months after, the acquisition of the related property or assets; (ii) each such Encumbrance does not at any time encumber any property other than the related property or assets financed by such Debt; (iii) the principal amount of Debt secured by each such Encumbrance is not increased; and (iv) the principal amount of Debt secured by each such Encumbrance shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired;

     (I) Encumbrances consisting of judgment or judicial attachment Encumbrances, provided that (i) the claims giving rise to such Encumbrances are being diligently contested in good faith by appropriate proceedings, (ii) adequate reserves for the obligations secured by such Encumbrances have been established and (iii) enforcement of such Encumbrances has been stayed;

     (J) Encumbrances created or deemed to exist in connection with any asset securitization program (including any related filings of any financing statements), but only to the extent that such Encumbrances attach to the assets actually sold, contributed, financed or otherwise conveyed or pledged in connection with such securitization program;

     (K) Encumbrances on property or assets of the Borrowers or the Guarantor or any Restricted Subsidiary securing indebtedness owing to the Borrowers or the Guarantor;

     (L) Encumbrances on coal reserves leased by the Guarantor or by any Restricted Subsidiary as lessee, securing Debt to the lessors thereof, arising out of such leases;

     (M) Encumbrances on any Margin Stock purchased or carried by the Guarantor or any of its Subsidiaries; and

     (N) The extension, renewal or replacement of any Encumbrance permitted by clauses (A), (G), (H) or (L), but only if the principal amount of Debt secured by the Encumbrance immediately prior thereto is not increased and the Encumbrance is not extended to other property.

     For purposes of this Section 7.03(i), property of a corporation when it becomes a successor or transferee of the Guarantor or a Restricted Subsidiary shall be deemed to have been acquired at that time and any Encumbrance existing on property when acquired shall be deemed to have been created at that time. The sale or transfer of (A) coal, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such coal or other minerals or (B) any other interest in property of the character commonly referred to as a "production payment" shall not be deemed to constitute Debt secured by an Encumbrance. In the event that any Borrower shall hereafter be required to secure its payment obligations hereunder, or the Guarantor shall hereafter be required to secure its payment obligations under the Guaranty, equally and ratably with any other Debt pursuant to this Section 7.03(i), then
(X) such Borrower, or the Guarantor, as the case may be, will promptly deliver to the Bank a certificate of its Responsible Officer stating that the provisions of this Section 7.03(i) have been complied with and an opinion of counsel satisfactory to the Bank to the effect that the provisions of this Section 7.03(i) have been complied with and all instruments executed by such Person in the performance of the requirements of this Section 7.03(i) comply with such requirements and have been duly executed and delivered and are valid, binding and enforceable and (Y) the Borrowers and the Guarantor shall enter into an agreement supplemental hereto, and the Guarantor shall enter into an agreement supplemental to the Guaranty, and the Borrowers and the Guarantor shall take such other reasonable action, if any, as the Bank deems advisable, to enable the Bank, as so secured, to enforce its rights hereunder and under the Guaranty.

     (ii) Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets. None of the Borrowers nor the Guarantor will (a) sell or otherwise dispose of any shares or any Long Term Debt of any Restricted Subsidiary, other than the sale of Capital Stock of the Pittston Minerals Group, Inc., and any of its Subsidiaries, (b) in the case of any Restricted Subsidiary, issue, sell or otherwise dispose of any of such Restricted Subsidiary's shares (other than directors' qualifying shares, to satisfy preemptive rights or in connection with a split or combination of shares or a dividend in shares) except to the Guarantor or another Restricted Subsidiary or (c) directly or indirectly, consolidate with or merge with or into or sell, lease or otherwise dispose of all or substantially all of its assets (other than in the ordinary course of business and the sale of all or any part of the assets of the Pittston Minerals Group, Inc., and any of its Subsidiaries) to any Person unless, after giving effect thereto, all of the following conditions shall be met:

     (w) the Leverage Ratio shall not be greater than 0.55:1.00;

     (x) in the case of a consolidation or merger of the Guarantor, the Guarantor shall be the surviving corporation, and, in the case of a sale or other disposition of the Guarantor's assets as an entirety or substantially as an entirety to any corporation, the successor or surviving corporation shall be a solvent corporation organized under the laws of a state of the United States of America which expressly assumes in writing the due and punctual payment and performance of the obligations of the Guarantor under the Guaranty;

     (y) if any properties or assets of the Guarantor or a Restricted Subsidiary would thereupon become subject to an Encumbrance other than those described in
Section 7.03(i)(A) through (N), inclusive, the obligations of the Guarantor under the Guaranty hereunder shall have been equally and ratably secured with (or, at the option of the Guarantor, in priority to) any Debt secured by the Encumbrance on such properties and assets, and the last paragraph of Section 7.03(i) shall be applicable thereto; and

     (z) no Default or Event of Default has occurred and is continuing.

     Provided that the conditions of this Section 7.03(ii) are met, none of the foregoing shall be deemed to prohibit the Guarantor and/or its Subsidiaries from selling, transferring, assigning or otherwise disposing of Margin Stock for fair market value or selling, contributing, financing or otherwise conveying or pledging assets in connection with any asset securitization program permitted by
Section 7.03(i)(J).

     (iii) Transactions with Affiliates. Engage in any transaction with any Person that any Borrower or the Guarantor Controls, is Controlled by or is under common Control with (other than a Borrower, the Guarantor or a Restricted Subsidiary) material to any Borrower or the Guarantor on terms more favorable to such affiliated Person than would have been obtainable in arm's-length dealing.

     (iv) Interest Coverage Ratio. Permit the Interest Coverage Ratio for each fiscal quarter of the Guarantor, to be calculated as at the end of such quarter, to be less than 3.00:1.00.

     (v) Leverage Ratio. Permit the Leverage Ratio as of the last day of each fiscal quarter of the Guarantor to be greater than 0.55:1.00.

     (vi) Compliance with Regulations T, U and X. Purchase or carry any Margin Stock or incur, create or assume any obligation for borrowed money or other liability or make any investment, capital contribution, loan, advance or extension of credit or sell or otherwise dispose of any assets or pay any dividend or make any other distribution to its shareholders or take or permit to be taken any other action or permit to occur or exist any event or condition if such action, event or condition would result in this Agreement, the Advances, the use of the proceeds thereof or the other transactions contemplated hereby violating or being inconsistent with Regulations T, U or X promulgated by the Federal Reserve Board, including, Section 221.3(f) of said Regulation U.

     (vii) Hedging Agreements. Enter into material Hedging Agreements for the purpose of speculation and not for the purpose of hedging risks associated with the businesses of the Guarantor, the Borrowers and the Guarantor's other Subsidiaries.

     (viii) ERISA.

(A) Terminate any Plan under circumstances which would reasonably result in a material liability of the Guarantor, any Borrower or any ERISA Affiliate to the PBGC, or permit to exist the occurrence of any Reportable Event or any other event or condition which presents a material risk of such a termination by the PBGC;

(B) engage, or permit any Plan to engage, in a "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably result in material liability of the Guarantor, any Borrower or any of the Guarantor's other Restricted Subsidiaries;

(C) fail to make any contribution to a Multiemployer Plan which is required by ERISA or an applicable collective bargaining agreement in an amount which is material (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal);

(D) completely or partially withdraw from a Multiemployer Plan, if such complete or partial withdrawal would result in any material withdrawal liability under Title IV of ERISA; or

(E) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to the Guarantor or any ERISA Affiliate.

                  For purposes of this Section 7.03(viii), an amount is material if it would have a Material Adverse Effect, and the materiality of any amount described in this Section 7.03(viii) shall be determined after aggregation with all other liabilities described in this Section 7.03(viii).

7.04 REPORTING REQUIREMENTS OF THE GUARANTOR. For the benefit of the Bank and all Lending Offices, so long as any Advance remains outstanding hereunder or the Commitment remains in effect, the Guarantor will, unless the Bank otherwise consents in writing:

(i)      furnish to the Bank:

     (1) annually, as soon as available, but in any event within 120 days after the last day of each of the Guarantor's fiscal years, consolidated balance sheets of the Guarantor and its Subsidiaries as at the last day of such fiscal year, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended, each prepared in accordance with GAAP, in reasonable detail, and each setting forth in comparative form corresponding figures from the preceding annual financial statements, certified by independent certified public accountants of recognized national standing as fairly presenting in all material respects the consolidated financial condition and results of operations for the subject companies and whose opinion shall not be qualified with respect to scope limitations imposed by the Guarantor or any Subsidiary, the status of the Guarantor and its Subsidiaries as a going concern or the accounting principles followed by the Guarantor or any Subsidiary not in accordance with GAAP;

     (2) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each of the Guarantor's fiscal years, consolidated balance sheets as at the last day of such quarter and the related consolidated statements of operations and cash flows for the quarter then ended, and for the then-current fiscal year through the end of such quarter, for the Guarantor and its Subsidiaries, in each case prepared in accordance with GAAP (except for omission of notes and subject to year-end adjustments) and setting forth in comparative form figures for the corresponding period in the prior fiscal year, certified by a Responsible Officer of the Guarantor as fairly presenting in all material respects the consolidated financial condition and results of operations for the subject companies;

     (3) at the same time as it delivers the financial statements required under the provisions of clause (1) above, a certificate signed by a Responsible Officer of the Guarantor to the effect that such Officer has made due inquiry and that to the best of the knowledge of such Officer except as stated therein no Default or Event of Default has occurred hereunder and that such officer has made due inquiry and that to the best of the knowledge of such Officer except as stated therein no default has occurred under any other agreement to which the Guarantor or any Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected, which could have a Material Adverse Effect and specifying in reasonable detail the exceptions, if any, to such statements;

     (4) at the same time as it delivers the financial statements required under the provisions of clauses (1) and (2) above, a statement of a Responsible Officer of the Guarantor showing the Leverage Ratio and Interest Coverage Ratio as of the last day of the fiscal period to which such financial statements relate;

     (5) at the same time as it delivers the financial statements required under the provisions of clause (2) above, a certificate signed by a Responsible Officer of the Guarantor and stating that such Officer has made due inquiry and that to the best of his knowledge no Default has occurred and is continuing, or, if such Default has occurred and is continuing, specify the nature and extent thereof; and

     (6) forthwith upon the occurrence of any Default or Event of Default, a certificate of a Responsible Officer of the Guarantor setting forth the details thereof and the action which the Guarantor or the Borrower, as the case may be, is taking or proposes to take with respect thereto;

(ii) furnish to the Bank, promptly after the same are available, copies of all current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K (or similar corresponding reports) and registration statements or statements which the Guarantor or any Restricted Subsidiary may be required to file with the Securities and Exchange Commission (excluding registration statements filed pursuant to employee stock option or benefit plans);

(iii) furnish to the Bank, as soon as reasonably practicable after receipt by the Guarantor or any of its Subsidiaries, a copy of any written notice or claim to the effect that the Guarantor or any of its Subsidiaries is liable to any Person as a result of the presence or release of any Contaminant which claim could reasonably be expected to have a Material Adverse Effect; and

(iv) within three (3) Business Days after the Guarantor receives notice of any change in the Applicable LT Rating, furnish written notice of such change and the new Applicable LT Rating to the Bank.

7.05 ADDITIONAL REQUIREMENTS OF THE GUARANTOR AND THE BORROWERS. For the benefit of the Bank and all Lending Offices, so long as any Advance remains outstanding hereunder or the Commitment remains in effect, the Guarantor and each Borrower will, unless the Bank otherwise consents in writing:

(i) keep proper books of record and accounts in which full, true and correct entries in accordance with GAAP shall be made of all dealings or transactions in relation to its business and activities; and

(ii) furnish with reasonable promptness such other financial information as the Bank may reasonably request, provided that no Borrower, nor the Guarantor, shall be required to furnish any information that would result in violation of any confidentiality agreement by which it is bound but, at the request of the Bank, shall use its reasonable best efforts to obtain a waiver of such agreement to permit furnishing of such information under this provision.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

8.0 EVENT OF DEFAULT. Any of the following shall constitute an . "Event of Default":


     (a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Reimbursement Obligation, or (ii) within three (3) business days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document to which such Borrower is a party;

     (b) Breach of Representation or Warranty. Any representation or warranty by any Borrower or the Guarantor made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Borrower or the Guarantor, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided that if the representation or warranty contained in Section 6.16 or any representation or warranty contained in any financial statement furnished under this Agreement shall prove to be incorrect in any material respect on or as of the date when made, such breach shall not constitute a Default or Event of Default unless the Guarantor fails to correct such default (including without limitation publicly correcting any related material misstatement of fact or disclosing any material omitted fact) within 90 days after a Responsible Officer obtains actual knowledge of such default;

     (c) Default in Performance of Certain Covenants. Any Borrower or Guarantor fails to perform or observe any covenant or agreement contained in Section 7.03(iv), (v) or (vi), and such default shall continue unremedied for a period of 10 days after the earlier of (i) the date upon which a Responsible Officer of such Borrower or the Guarantor gives written notice of such failure to the Bank or (ii) the date upon which written notice thereof is given to such Borrower or the Guarantor by the Bank;

     (d) Other Defaults. Any Borrower or the Guarantor fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer of such Borrower or the Guarantor gives written notice of such failure to the Bank or
(ii) the date upon which written notice thereof is given to such Borrower or the Guarantor by the Bank;

     (e) Insolvency; Voluntary Proceedings. The Guarantor or any Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases operations as a going concern; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

     (f) Involuntary Proceedings.


     (i) Any involuntary Insolvency Proceeding is commenced or filed against the Guarantor or any Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the property of the Guarantor, any Borrower or any of their respective Subsidiaries, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;

     (ii) the Guarantor, any Borrower or any of their respective Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under the laws of any jurisdiction other than the United States of America or a political subdivision thereof) is ordered in any Insolvency Proceeding; or

     (iii) the Guarantor, any Borrower or any of their respective Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

(g) Monetary Judgments. One or more final (non-interlocutory) and nonappealable judgments, orders or decrees shall be entered against any Borrower, the Guarantor or any of their respective Subsidiaries involving in the aggregate a liability (not fully covered by insurance) as to any single or related series of transactions, incidents or conditions that have a reasonable likelihood of having a Material Adverse Effect (which, solely for the purposes hereof, shall be deemed to mean at least $25,000,000) and the same shall remain undischarged, unvacated and unstayed pending appeal for a period of 60 days after the entry thereof;

(h) Guarantor Defaults. The Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement herein or in the Guaranty; or the Guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise cease to be in full force and effect, or the Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder;

(i) Guarantor Cross-Acceleration. There shall be any default under any agreement or instrument evidencing or securing Debt of any Borrower or the Guarantor (including, without limitation, Debt incurred under the Guarantor Credit Agreement), if the effect of such default is to permit the holder or holders of such Debt (or a trustee on its or their behalf) to cause, and such holder or holders (or trustee) do cause, such Debt to become due prior to its stated maturity, and the aggregate amount of such Debt so accelerated equals or exceeds $25,000,000 (or the equivalent thereof);

(j) Payment Cross-Defaults. Any Borrower or the Guarantor shall default in the payment when due, after giving effect to any grace period permitted from time to time, of any Debt (including, without limitation, Debt incurred under the Guarantor Credit Agreement) and the aggregate amount of such Debt is at least $25,000,000 (or the equivalent thereof);

(k)      Change in Control.  A Change in Control shall occur; or

(l) Material Adverse Effect. The occurrence of any circumstance, development, event or condition which has a Material Adverse Effect.

8.02     REMEDIES.  If any Event of Default occurs, the Bank may:


(a) declare the Commitment to be terminated, whereupon the Commitment shall forthwith be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (including all Reimbursement Obligations) or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) exercise all rights and remedies available to it under the Loan Documents or applicable law; and

(d) require the Borrowers to pay to the Bank in immediately available funds, in the respective currencies of the applicable Obligations, an amount equal to the maximum amount then available to be drawn under all Letters of Credit then outstanding, for deposit in a cash collateral account maintained by the Bank, as security for the Letters of Credit then outstanding, provided, however, that upon the occurrence of any event specified in Section 8.01(e) or Section 8.01(f) (in the case of Section 8.01(f)(i), upon the expiration of the 60-day period mentioned therein), the Commitment shall automatically terminate and the unpaid principal amount of all outstanding Loans, Reimbursement Obligations and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

8.03 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.01 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document to which any Borrower or the Guarantor is party, and no consent with respect to any departure by any Borrower or the Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Bank, the Borrowers party thereto and the Guarantor, if party thereto, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

9.02     NOTICES.
         -------

     (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, telex or fax) and mailed, sent by overnight delivery service, telexed or faxed, to the address or number specified for notices to the applicable party set forth on Schedule 9.02 (or, in the case of a Covered Subsidiary, the address specified for notices in its Election to Participate delivered under Section 5.03(a)); or to such other address as shall be designated by such party in a written notice to the other parties.

     (b) All such notices, requests and other communications shall, when transmitted by overnight delivery service, telex or fax, be effective the day after delivered to the overnight delivery service, when confirmed by telex answerback or when transmitted by fax with machine transmittal confirmation, respectively, or, if transmitted by mail, upon delivery, except that notices pursuant to Article II or Article III shall not be effective until actually received by the Bank.

     (c) The Borrowers acknowledge and agree that the Bank's agreement to receive notices, requests and other communications by fax is solely for the convenience and at the request of the Borrowers. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the applicable Borrower to give such communications and the Bank shall not have any liability to any Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such fax communication. The obligation of the Borrowers to repay the Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any fax communication or by the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the fax communication.

9.03 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.04 COSTS AND EXPENSES. The Borrowers shall, whether or not the transactions contemplated hereby shall be consummated:

(a) pay or reimburse the Bank within five Business Days after demand (or on the Effective Date to the extent provided in Section 5.01(g)) for all reasonable costs and expenses incurred by the Bank in connection with the delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable counsel fees, incurred by the Bank with respect thereto; and

(b) pay or reimburse the Bank within five Business Days after demand for all reasonable costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Obligations) under this Agreement or any other Loan Document, including reasonable counsel fees (including the allocated cost of staff counsel) incurred by the Bank.

     9.05 INDEMNITIES. Whether or not the transactions contemplated hereby shall be consummated:(a) The Borrowers shall pay, indemnify, and hold the
Bank and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable counsel fees, including the allocated cost of staff counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Document, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding related to this Agreement, the Loans or the Letters of Credit, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, no Borrower shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the breach of this Agreement by or the gross negligence or willful misconduct of such Indemnified Person.

     (b) The obligations in this Section 9.05 shall survive payment of all other Obligations. At the election of the Borrowers, one or more Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrowers; provided, further that no Borrower may settle any Indemnified Liability without the Bank's consent (which consent shall not be unreasonably withheld or delayed). All amounts owing under this Section 9.05 shall be paid within 30 days after demand.

     (c) If any sum due from a Borrower under this Agreement or another Loan Document or under any order or judgment given or made in relation hereto or thereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or thereunder or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against such Borrower with any Governmental Authority or in any court or tribunal or (ii) enforcing any order or judgment given or made in relation hereto, such Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

9.06 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower nor the Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank and any assignment by the Bank must be in compliance with Section 9.07.

9.07 ASSIGNMENTS AND PARTICIPATIONS. The Bank, with the prior written consent of the Guarantor, which consent shall not be unreasonably withheld or delayed, may at any time assign and delegate to one or more Persons (each an "Assignee") all, or any ratable part of all, of the Advances, the Commitment and the other rights and obligations of the Bank hereunder; provided, however, that no consent shall be required for an assignment (i) to an affiliate of the Bank or any approved Assignee or (ii) during the existence of an Event of Default under Section 8.01(a), (f) or (g); and provided further, that the Borrowers may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers by the Bank and the Assignee. The Bank and any Assignee may, without the consent of the Guarantor or any Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Bank's or Assignee's rights and obligations under this Agreement (including all or a portion of the Commitment and the Advances owing to it); provided that (i) the Bank's or Assignee's obligations (including, without limitation, the Commitment) under this Agreement shall remain unchanged,
(ii) the Bank or Assignee shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Guarantor shall continue to deal solely and directly with the Bank or Assignee in connection with the Bank's or Assignee's rights and obligations under this Agreement. Any agreement pursuant to which the Bank or an Assignee sells such a participation shall provide that the Bank or such Assignee shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to the next sentence of this Section, the Guarantor and the Borrowers agree that each Participant shall be entitled to the benefits and subject to the requirements of Article IV and Sections 9.04 and 9.05 to the same extent as if it were the Bank or an Assignee and had acquired its interest by assignment pursuant to this Section. No Participant shall be entitled to receive any greater payment under Article IV or
Section 9.04 or 9.05 than the Bank or applicable Assignee would have been entitled to receive with respect to the participation sold to such Participant, unless the Guarantor specifically consents to such right.

9.08 CONFIDENTIALITY. The Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Guarantor, any Borrower or any of their respective Subsidiaries, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Guarantor or a Borrower, provided that such source is not bound by a confidentiality agreement with the Guarantor or such Borrower to the knowledge of the Bank; provided further, however that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to the Bank's independent auditors and other professional advisors. Notwithstanding the foregoing, the Borrowers and the Guarantor authorize the Bank to disclose to any Assignee, and to any prospective Assignee, such financial and other information in the Bank's possession concerning the Guarantor, the Borrowers or their respective Subsidiaries which has been delivered to the Bank pursuant to this Agreement or which has been delivered to the Bank by the Guarantor, a Borrower, or any of their respective Subsidiaries in connection with the Bank's credit evaluation of the Guarantor and the Borrowers prior to entering into, or upon review or renewal of, this Agreement; provided that, unless otherwise agreed by the Guarantor and the Borrowers, such Assignee or prospective Assignee agrees in writing to the Bank to keep such information confidential to the same extent required of the Bank hereunder.

9.09 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

9.10 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.11     GOVERNING LAW AND JURISDICTION.
         ------------------------------

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE IN PERSONAM JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW OR BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY'S ADDRESS FOR NOTICES PURSUANT TO SECTION 9.02.

9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION 9.12 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.13 INCONSISTENCIES WITH OTHER DOCUMENTS. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

9.14 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the Borrowers, the Guarantor and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York by their proper and duly authorized officers as of the day and year first above written.

                                    BORROWERS

                   BAX GLOBAL INC.


                   By:      /s/ James B. Hartough
                            -------------------------------------
                   Name:    James B. Hartough
                   Title:   Treasurer and Assistant Secretary


                   BRINK'S, INCORPORATED


                   By:      /s/ Michael T. Dan
                            -------------------------------------
                   Name:    Michael T. Dan
                   Title:   Chairman of the Board and Chief Executive Officer


                   BRINK'S DEUTSCHLAND GMBH


                   By:      /s/ Joseph Eyal
                            -------------------------------------
                   Name:    Joseph Eyal
                   Title:   Managing Director


                   BRINK'S BETEILIGUNGSGESELLSCHAFT MBH

                   By:      /s/ Christopher Corrini
                            -----------------------------------
                   Name:    Christopher Corrini
                   Title:   Managing Director


                   BRINK'S DIAMOND & JEWELRY SERVICE NV

                   By:      /s/ Michael T. Dan
                            -------------------------------------
                   Name:    Michael T. Dan
                   Title:   Chairman and Director

                   BRINK'S NEDERLAND B.V.

                   By:      /s/ Ian Sanders
                            -------------------------------------
                   Name:    Ian Sanders
                   Title:   Director


                   BRINK'S AUSTRALIA PTY LTD.


                   By:      /s/ Christopher Corrini
                            -----------------------------------
                   Name:    Christopher Corrini
                   Title:   Director


  GUARANTOR

                   THE PITTSTON COMPANY


                   By:      /s/ James B. Hartough
                            -------------------------------------
                   Name:    James B. Hartough
                   Title:   Vice President - Corporate Finance
                            and Treasurer


    BANK


                   BAYERISCHE HYPO- UND VEREINSBANK AG

                   By:      /s/ Ricarda Soltanmoradi
                            -----------------------------------
                   Name:    Ricarda Soltanmoradi
                   Title:   Managing Director


                   By:      /s/ Christina Winkler-Kruse
                            -------------------------------------
                   Name:    Christina Winkler-Kruse
                   Title:   Senior Credit Analyst